As filed with the Securities and Exchange Commission on May 28, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________
BLUELINX HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)
________________________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0627356 (I.R.S. Employer Identification No.)
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
770-953-7000
(Address, including zip code, of registrant’s principal executive offices)
________________________________________
BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan
(Full Title of the plan)
________________________________________
Shyam K. Reddy
Chief Administrative Officer, General Counsel, and Corporate Secretary
BlueLinx Holdings Inc.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
770-953-7000
(Name, address and telephone number, including area code, of agent for service)
________________________________________
Copies to:
W. Benjamin Barkley, Esq.
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6569
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐		(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	750,000 shares	$54.04	$40,530,000	$4,422

(1)
The Registration Statement registers the issuance of an aggregate 750,000 shares of the common stock of BlueLinx Holdings Inc. (the "Company"), par value $0.01 per share (the "Common Stock"), reserved for issuance under the BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan (the "2021 Plan").

(2)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable under the 2021 Plan in connection with, or as a result of, stock splits, stock dividends or similar transactions.
(3)
Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the high ($56.28) and low ($51.80) sale price of the Common Stock as reported on the New York Stock Exchange on May 25, 2021, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

On May 20, 2021 at the Company’s Annual Meeting of Stockholders, the Company’s stockholders approved the BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), which the Company’s Board of Directors had previously approved, subject to such stockholder approval. The Company is filing this Registration Statement on Form S-8 to register 750,000 shares of Common Stock reserved for issuance under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the plan covered by this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the 2021 Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1, above. Such request should be directed to the Company at the address and telephone number listed on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2021;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2021;

•	Current Reports on Form 8-K filed on February 11, 2021, April 21, 2021, and May 24, 2021;

•	The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on December 13, 2004, as amended on August 5, 2011 and June 13, 2016, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K or any related exhibit furnished pursuant to Item 9.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Company in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

BlueLinx Holdings Inc.
1950 Spectrum Circle, Suite 300
Marietta, Georgia 30067
Attention: Corporate Secretary
(770) 953-7000

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock offered under this Registration Statement will be passed upon for the Company by Kilpatrick Townsend & Stockton LLP, Atlanta, Georgia. As of the date of this Registration Statement, the Company’s former General Counsel is a partner of the firm and has participated in this matter on behalf of the firm. This individual owns shares of the Company’s common stock and restricted stock units covering shares of the Company’s common stock representing in the aggregate less than one percent of the shares of the Company’s common stock outstanding immediately prior to the filing of this Registration Statement and has received and will continue to receive payments from the Company as a part of his post-employment arrangements with the Company.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Second Amended and Restated Certificate of Incorporation, as amended, that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or
•any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws provide that:

•we may indemnify our directors, and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•we may advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights provided in our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws are not exclusive.

We have entered into Indemnification Agreements with each of our directors and certain of our executive officers pursuant to which the Company has agreed to provide for the advancement of expenses and indemnification of, to the fullest extent permitted under Delaware law, as the same may be amended from time to time, for each person party to an Indemnification Agreement. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

4.1
Second Amended and Restated Certificate of Incorporation of BlueLinx, as amended (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 20, 2015)

4.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of BlueLinx Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on June 13, 2016)

4.3	Second Amended and Restated ByLaws of BlueLinx (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on December 4, 2018)

5.1	Opinion of Kilpatrick Townsend & Stockton LLP

23.1	Consent of BDO USA, LLP

23.3	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in the signature page of this registration statement)

99.1	BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed on April 20, 2021

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, May 28, 2021.

BLUELINX HOLDINGS INC.

By: /s/ Mitchell B. Lewis
Mitchell B. Lewis
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of BlueLinx Holdings Inc. hereby severally constitute and appoint Mitchell B. Lewis, Kelly C. Janzen, and Shyam K. Reddy, or any of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable BlueLinx Holdings Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mitchell B. Lewis Mitchell B. Lewis	President, Chief Executive Officer, and Director	May 28, 2021
/s/ Kelly C. Janzen Kelly C. Janzen	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)	May 28, 2021
/s/ Karel Czanderna Karel Czanderna	Director	May 28, 2021
/s/ Dominic DiNapoli Dominic DiNapoli	Director	May 28, 2021
/s/ Kim S. Fennebresque Kim S. Fennebresque	Director	May 28, 2021
/s/ J. David Smith J. David Smith	Director	May 28, 2021
/s/ Carol B. Yancey Carol B. Yancey	Director	May 28, 2021